Stillwater Mining Company Suspends Day Shift Operations Due to Flooding

BILLINGS, MT -- (Marketwire - May 25, 2011) - STILLWATER MINING COMPANY (NYSE: SWC) today issued a precautionary statement indicating that day shifts at its operations were cancelled due to heavy road and highway flooding. These conditions are preventing some employees from getting to and from work safely.

Additionally, prior to the flood conditions, the East Boulder Mine was in the process of changing out one of their two main ventilation fans due to a motor failure. A spare unit is on site to support this effort, which is estimated will take two or three shifts to complete. East Boulder Mine production has been placed on hold during the fan change out. The East Boulder concentrator is unaffected by this event and will continue to operate on its normal schedule.

Unusually heavy spring rains in addition to melting snow in the mountains has resulted in record high water in the rivers and streams in the surrounding areas. Stillwater Mining Company is coordinating with local governments and emergency response officials in an effort to monitor road closures and flooding conditions in order to ensure the health and safety of Company employees and their families.

About Stillwater

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its web site: www.stillwatermining.com.

CONTACT:
Mike Beckstead
Investor Relations
(406) 373-8971